October 1, 1976




The Board of Directors
Oppenheimer Tax-Free Bond Fund, Inc.
One New York Plaza
New York, New York  10004

Gentlemen:

The undersigned hereby represents and warrants to you that the 10,000 shares of capital stock of the Oppenheimer Tax-Free Bond Fund, Inc. to be purchased by it will be purchased for investment and without any present intention to resell or redeem the same.



                               Very truly yours,

                               OPPENHEIMER & CO.



                                   /s/ Donald W. Spiro

                               By___________________________
                                    Donald W. Spiro
                                    General Partner